CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

Exhibit 10.1

Amendment
to the Supply Agreement
between
Chimerix, Inc.
and
Scientific Protein Laboratories, LLC

This Amendment (the “Amendment”) to the Agreement (defined below) is made and entered into on the 16th day of December, 2020 (the “Effective Date”), by and between Chimerix, Inc, a Delaware corporation with offices at 2505 Meridian Parkway, Suite 100, Durham, NC 27713 (hereinafter referred to as “Chimerix”) and Scientific Protein Laboratories., a DE limited liability company, with offices located at 700 East Main Street, Milwaukee, WI (hereinafter referred to as “SPL”, together with Chimerix each a “Party” and collectively the “Parties”).

WHEREAS, Chimerix and SPL are parties to that certain Supply Agreement between Cantex, Inc. and SPL dated the 5th of October 2015 and subsequently assigned to Chimerix, Inc., on the 26th of July 2019 (the “Agreement”);

WHEREAS, Chimerix and SPL now desire to amend and supplement the terms of the Agreement as more particularly set forth below;

NOW, THEREFORE, Chimerix and SPL wish to clarify certain purchase obligations under, as well as extend the term of, the Agreement and the Parties agree as follows:

1.Within 10 days of the date of the Effective Date to this Amendment, Chimerix will issue a P.O. for 10 kg of DSTAT API (“API”) at a price of $[***], and SPL shall complete manufacturing and release of the API no later than August 31, 2021, with delivery to occur immediately thereafter.

2.Chimerix will issue and SPL shall accept, a P.O. for the purchase of an additional 20 kg of API at a price of $[***] upon the earlier of:
(i) acceptance by the US FDA of Chimerix’s NDA filing for the use of DSTAT in the treatment of AML (P.O. to be issued within 30 days thereafter), or
(ii) December 31, 2023.

3.The obligation to purchase DSTAT in connection with financing activities in the Preliminary Period (set forth in Section 2.5(a) of the Agreement) is not presently in effect, and the following sentence is hereby deleted from the Agreement:

“However if Cantex receives $20 million or more of net proceeds from any financing activities in the Preliminary Period, in one or more series of financing transactions, within thirty days of receipt of such amount, Cantex shall issue a binding purchase order for an additional 30 kg of API to be delivered in one year from such date.”

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4.Section 11.1 (TERM) is hereby deleted and replaced in its entirety as follows:
11.1 Term. This Agreement shall commence on the Effective Date and, unless earlier terminated in accordance with the terms and conditions of this Agreement, shall continue in effect until October 5, 2040 (the “Term”).

5. Except as otherwise expressly provided in this Amendment, all of the terms and conditions of the Agreement remain unchanged and in full force and effect. Capitalized terms not otherwise defined in this Amendment will have the meanings ascribed to them in the Agreement.
6.This Amendment constitutes the entire agreement and understanding between the Parties to this Amendment and supersedes all prior communications, contracts, or agreements between these Parties with respect to the subject matter addressed in this Amendment, whether oral or written.

[Signature Page to Follow]
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IN WITNESS WHEREOF, Chimerix and SPL have executed and delivered this Amendment effective as of the Effective Date.

AGREED TO AND ACCEPTED BY:

Chimerix, Inc.:	Scientific Protein Laboratories, LLC.

By:/s/ Mike Sherman	By:/s/ Yan Wang

Printed Name: Mike Sherman	Printed Name: Yan Wang

Title: CEO	Title: President

Date: December 16, 2020	Date: December 18, 2020
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